Exhibit 3.67

CERTIFICATE OF INCORPORATION

OF

ENTERCOM ROCHESTER, INC.

Under Section 402 of the Business Corporation Law

The undersigned, a natural person at least eighteen years of age, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies:

FIRST: The name of the Corporation is ENTERCOM ROCHESTER, INC. (hereinafter, the “Corporation”).

SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, and it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York is located in the County of Monroe.

FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is 200 shares of Common Stock, with no par value.

FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served; the post office address to which the Secretary of State shall mail a copy of any such process so served is: C/O CT CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019.

SIXTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

SEVENTH: No director of the Corporation shall be held personally liable to the Corporation or its shareholders for damages for any breach of duty in his capacity as a director unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated Section 719 of the Business Corporation Law. Any repeal of this Paragraph, or any amendment of this Paragraph insofar as it would in any way enlarge the liability of any director of the Corporation, shall be ineffective with respect to any acts or -omissions occurring prior to the date of such repeal or amendment.

IN WITNESS WHEREOF, I have made and subscribed this certificate and hereby affirm under the penalties of perjury that its contents are true on this 23rd day of February, 1998.

/s/ Brian G. Flanagan, Incorporator
Brian G. Flanagan, Incorporator
Address:	Nixon, Hargrave, Devans & & Doyle LLP Clinton Square, Suite 1300 Rochester, New York 14604

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

Entercom Rochester, Inc.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

1.	The name of the corporation is Entercom Rochester, Inc.

2.	The certificate of incorporation of said corporation was filed by the Department of State on the 24th day of February, 1998

3.(a)	The certificate of incorporation is amended to change the name of the Corporation.

(b) To effect the foregoing, the FIRST Article is amended to read as follows: The name of the Corporation is Entercom New York, Inc. (hereinafter, the “Corporation”).

4.	The amendment was authorized in the following manner: Joint Unanimous Consent of Board of Directors and Sole Shareholder

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	Vice President

CERTIFICATE OF CHANGE

OF

ENTERCOM ROCHESTER, INC.

Under Section 805-A of the Business Corporation Law

1.	The name of the corporation is

ENTERCOM ROCHESTER, INC.

If applicable, the original name under which it was formed is

2.	The Certificate of Incorporation of said corporation was filed by the Department of State on 2/24/98.

3.	The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him is hereby changed from c/o C T Corporation System, 1633 Broadway, New York, New York 10019 to c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

4.	Notice of the above changes was mailed to the corporation by C T Corporation System not less than 30 days prior to the date of delivery to the Department of State and such corporation has not objected thereto.

5.	C T Corporation System is the agent of such corporation to whose address the Secretary of State is required to mail copies of process.

IN WITNESS WHEREOF, I have signed this certificate on September 1, 1999, and affirm the statements contained herein as true under penalties of perjury.

C T CORPORATION SYSTEM

By:	/s/ Kenneth J. Uva
Kenneth J. Uva
Vice President

NY Domestic Corporation – process address only